Exhibit 99.1

TERRASOUL SUPERFOODS, LLC

Financial Statements

As of December 31, 2025 and 2024
(With Independent Auditors’ Report )

Independent Auditors' Report

The Board of Directors
Terrasoul Superfoods, LLC:

Opinion

We have audited the financial statements of Terrasoul Superfoods, LLC (the Company), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, members' equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Denver, Colorado
July 6, 2026

Terrasoul Superfoods, LLC

Balance Sheets

December 31, 2025 and 2025

	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$1,466,576	$1,103,762
Accounts receivable, net	1,429,318	1,408,234
Inventories, net	14,831,888	9,168,040
Prepaid expenses and other current assets	806,268	430,708
Total current assets	18,534,050	12,110,744
Property and equipment, net	2,583,199	2,582,862
Operating lease right-of-use assets	3,419,681	3,909,420
Other assets	675	675
Total assets	$24,537,605	$18,603,701
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$2,255,708	$2,776,398
Accrued expenses	5,007,330	4,857,852
Operating lease liabilities, current portion	515,319	462,798
Member loans	1,124,735	1,088,100
Revolving line of credit	5,550,000	1,750,000
Notes payable, current portion	357,325	319,306
Total current liabilities	14,810,417	11,254,454
Operating lease liabilities, non-current portion	3,100,215	3,615,534
Notes payable, non-current portion	2,091,855	2,170,777
Total liabilities	20,002,487	17,040,765
Commitments and contingencies (Note 14)
Members’ equity
Members’ deficit	(2,524,441)	(1,800,965)
Retained earnings	7,059,559	3,363,901
Total members’ equity	4,535,118	1,562,936
Total liabilities and members’ equity	$24,537,605	$18,603,701

The accompanying notes are an integral part of these financial statements.

Terrasoul Superfoods, LLC

Statements of Operations

December 31, 2025 and 2025

	Year Ended December 31,
	2025	2024
Sales, net	$65,804,951	$52,051,491
Cost of sales (including depreciation and amortization of $274,104 and $290,194, respectively)	48,193,094	38,499,947
Gross profit	17,611,857	13,551,544
Operating expenses
Selling, general and administrative	12,810,071	9,448,577
Performance unit compensation cost	205,660	(218,299)
Depreciation and amortization	74,004	77,629
Total operating expenses	13,089,735	9,307,907
Operating income	4,522,122	4,243,637
Other income (expense)
Interest expense	(449,361)	(260,638)
Other income (expense)	(2,438)	3,882
Total other expense	(451,799)	(256,756)
Income before income taxes	4,070,323	3,986,881
Income tax expense	(374,665)	(309,570)
Net income	$3,695,658	$3,677,311

The accompanying notes are an integral part of these financial statements.

Terrasoul Superfoods, LLC

Statements of Members’ Equity

December 31, 2025 and 2025

	Members’ Capital (Deficit)	Retained Earnings (Losses)	Total Members’ Equity
Balance at January 1, 2024	$454,200	$(313,410	$140,790
Distributions	(2,255,165)	–	(2,255,165)
Net income	–	3,677,311	3,677,311
Balance at December 31, 2024	$(1,800,965)	$3,363,901	$1,562,936
Distributions	(723,476)	–	(723,476)
Net income	–	3,695,658	3,695,658
Balance at December 31, 2025	$(2,524,441)	$7,059,559	$4,535,118

The accompanying notes are an integral part of these financial statements.

Terrasoul Superfoods, LLC

Statements of Cash Flows

December 31, 2025 and 2025

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$3,695,658	$3,677,311
Adjustments to reconcile net income to net cash from operating activities:
Performance unit compensation cost	205,660	(218,299)
Depreciation and amortization	348,108	367,823
Provision for credit losses	556	18,435
Provision for inventory obsolescence	353,941	173,356
Non-cash operating lease expense	489,739	463,386
Paid-in-kind interest on member loans	97,740	48,063
Changes in assets and liabilities:
Accounts receivable	(21,640)	(632,071)
Inventories	(6,017,789)	(5,019,205)
Prepaid expenses and other current assets	(375,560)	546,092
Accounts payable	(520,690)	336,121
Accrued expenses	(56,182)	803,316
Operating lease liabilities	(462,798)	(424,954)
Net cash (used in) provided by operating activities	(2,263,257)	139,374
Cash flows from investing activities:
Purchase of property and equipment	(348,445)	(130,590)
Net cash used in investing activities	(348,445)	(130,590)
Cash flows from financing activities:
Proceeds from revolving line of credit	3,800,000	3,250,000
Principal repayment of revolving line of credit	–	(1,500,000)
Proceeds from notes payable	281,900	–
Principal repayment of notes payable	(322,803)	(301,458)
Proceeds from member loans	–	820,000
Principal repayment of member loans	(61,105)	–
Distributions to members	(723,476)	(2,255,165)
Net cash provided by financing activities	2,974,516	13,377
Net increase in cash and cash equivalents	362,814	22,161
Cash and cash equivalents at beginning of year	1,103,762	1,081,601
Cash and cash equivalents at end of year	$1,466,576	$1,103,762

Supplemental disclosure of cash flow information
Cash paid for interest	$338,874	$212,380
Cash paid for income taxes	$12,750	$35,216
Cash paid for operating leases	$691,680	$680,190

Supplemental disclosure of noncash investing activities
Transfer between prepaid expenses and property and equipment	$–	$160,686

The accompanying notes are an integral part of these financial statements.

Note 1 – Description of Operations and Basis of Presentation

Nature of Operations

Terrasoul Superfoods, LLC (“Terrasoul” or the “Company”) is a vertically integrated, branded foods platform offering a broad portfolio of superfood products, including nuts, seeds, dried fruits, powders, baking ingredients, and functional beverage mix-ins. These products span large and fast-growing segments of the consumer wellness market, driven by sustained and broadening demand for clean-label, nutrient-dense foods across health-conscious consumer demographics. Terrasoul sources ingredients globally, processes and packages products in-house at its manufacturing and fulfillment facility in Fort Worth, Texas.

The Company was founded in 2013.

Basis of Preparation

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. The Company bases its estimates and assumptions on historical experience, known trends and events and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Although management believes their estimates and assumptions are reasonable when made, they are based upon information available at the time they are made. Management evaluates the estimates and assumptions on an ongoing basis and, if necessary, makes adjustments. Due to the risks and uncertainties involved in the Company’s business and evolving market conditions and given the subjective element of the estimates and assumptions made, actual results may differ from estimated results. The most significant estimates and judgments include those related to allowances for credit losses, allowances for returns, inventory obsolescence, uncertain tax positions, and the compensation costs related to the performance unit awards.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid instruments with an original maturity of three months or less when purchased. For the purposes of the statements of cash flows, the Company includes cash on hand, cash in clearing accounts, cash on deposit with financial institutions, and investments with an original maturity of three months or less, in determining the total balance. Cash equivalents consist of funds deposited in a money market account determined as level 1 fair value measurement and amounted to $3,989 and $66,996 as of December 31, 2025 and 2024, respectively.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable, which consist principally of trade receivables, are typically unsecured and are derived from sales of goods to customers. Accounts receivable are reported at net realizable value. An allowance for credit losses for expected uncollectible amounts is established based upon an analysis of accounts receivable balances with similar risk characteristics on a collective basis, considering factors such as the aging of receivables balances, historical loss experience, current information, and future expectations. Each reporting period, the Company reassesses the collectability of accounts receivable on an individual customer basis. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Finance charges are generally not assessed on past-due accounts. Delinquent receivables, which have historically been immaterial, are written off based on individual credit evaluations and specific circumstances of the customer. Allowance for credit losses balances were $19,650 and $19,094 as of December 31, 2025 and 2024, respectively. For years ended December 31, 2025 and 2024, the current-period provision for expected credit losses was $556 and $18,435, respectively. For years ended December 31, 2025 and 2024, there were no write offs charged against the allowance or recoveries collected.

Inventories, net

Inventories are stated at the lower of cost or net realizable value and approximate costs are determined using the first-in, first-out basis. Inventories consist of raw materials and finished goods. The cost of raw materials and finished goods includes direct materials, direct labor, packaging materials and an allocation of manufacturing and labor overhead costs incurred in bringing the inventories to their present location and condition. Costs directly attributable to the acquisition or transportation of goods to the production and packaging facility are capitalized into material costs. Overhead costs include facility rent, maintenance, utilities, equipment depreciation, quality testing, and payroll. The allocation of overhead is based on the normal capacity of our production facilities. Spoilage and expired product are charged directly to cost of goods sold as incurred.

Property and Equipment, net

Property and equipment, including leasehold improvements, are carried at cost net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Asset Category	Estimated Useful Lives
Computer and software	3 years
Furniture and office equipment	7 years
Equipment	3-15 years
Leasehold improvements	Shorter of useful life (7 – 10 years) or lease term

Construction in progress is not depreciated until such a time that the assets are completed and placed into service. Maintenance and repairs are charged to expenses as incurred. Upon sale or retirement, the asset cost and related depreciation or amortization is removed from the accounts, and any related gain or loss is included in the determination of net income.

Leases

In accordance with Accounting Standards Codification (“ASC”) 842, Leases, at the inception of a contractual arrangement, the Company determines whether the contract contains a lease by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset in exchange for consideration over a period of time. Lease terms are determined at the commencement date by considering whether renewal options and termination options are reasonably assured of exercise. The Company recognizes an operating lease liability and right-of-use (“ROU”) assets on its balance sheets. Operating ROU assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease and are recognized at the commencement date of the lease. The operating lease liabilities are determined as the present value of future lease payments over the lease term discounted at the Company’s implicit rate (if known). If the leases do not provide an implicit rate, management develops an incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The operating ROU assets are based on the operating lease liabilities, adjusted for any prepaid or tenant improvement allowances.

Lease expense is recognized on a straight-line basis over the lease term. Lease agreements that have lease and non-lease components are accounted for as a single lease component. Lease terms that include options to extend or terminate the lease are accounted for when it is reasonably certain that the Company will exercise that option. Lease payments that include variable charges for common area maintenance, utilities, real estate taxes, and insurance, are expensed as incurred. Short-term leases with a term of 12 months or less are not recorded on the Company’s balance sheets. The lease payments related to short-term leases are recognized in the statements of operations on a straight-line basis over the term of the lease and variable lease payments in the period in which the obligation for the payments are incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property and equipment and operating lease right-of- use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of an asset group to be held and used is measured by comparing the carrying amount of an asset group to the future undiscounted cash flows expected to be generated by the asset group. Fair value would be assessed using discounted cash flow models or other appropriate measures of fair value. If the carrying amount of the asset group is not considered to be recoverable, an impairment loss is recognized in the statements of operations to the extent the carrying amount exceeds the fair value of the asset group. The preparation of estimates is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairment charges were recognized for the years ended December 31, 2025 or 2024.

Debt

The Company accounts for member loans, revolving line of credit, and notes payable, under ASC 470, Debt. Interest accrued in connection with term loans are recorded as interest expense in the accompanying statements of operations.

Fair Value Measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) with respect to fair value reporting for financial assets and liabilities. ASC 820 applies to all financial assets and financial liabilities that are measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. ASC 820 establishes a valuation hierarchy for disclosures of the inputs to valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.
●

Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates and yield curves), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

●

Level 3 – Unobservable inputs that reflect assumptions about what market participants would use in pricing the asset or liability. These inputs would be based on the best information available, including the Company’s own data.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, certain accrued liabilities, member loans, revolving line of credit, and notes payable. The carrying values of the current financial instruments are considered to be representative of their fair market value, due to the short maturity of these instruments. The carrying amount of the member loans, equipment loan notes payable and revolving line of credit approximates fair value as it bears interest at rates which approximate current market rates for debt with similar maturities and credit quality. Additionally, the member loans have a short-term maturity, and the revolving line of credit was recently amended in October 2025 with current market rates. The fair value of the term loan notes payable was determined using Level 3 inputs that are further discussed in Note 8. The fair value of the performance unit liability was determined using Level 3 inputs that are further discussed in Note 10.

Revenue Recognition

Revenues primarily consist of the sale of goods to customers through E-commerce platforms (third-party online consumer shopping portals or direct-to-consumer via the Company’s retail website), wholesale customers and retail customers for resale.

The Company recognizes revenues in accordance with the five-step model as prescribed by ASC 606, Revenue from Contracts with Customers (“ASC 606”) in which the Company evaluates the transfer of promised goods or services and recognizes revenues when its customers obtain control of promised goods or services in an amount that reflects the consideration which the Company expects to be entitled to receive in exchange for those goods or services. To determine revenue recognition for the arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps that are prescribed in the guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has elected, as a practical expedient, to account for the shipping and handling as fulfillment costs, rather than as a separate performance obligation. Revenue is recorded net of estimates for returns, discounts, chargebacks, refunds and promotions. The Company estimates the impact of these items, which are dependent on customer pricing and promotional practices. The Company records reductions to revenue and refunds for these items in the same period that the related revenue is recorded or upon their occurrence. Estimates are based on historical sales returns, if any, analysis of credit memo data, and other factors known at the time.

The Company’s revenue contracts generally have single performance obligations. The Company has not identified any incremental costs to obtain a contract and does not incur significant fulfillment costs requiring capitalization.

Revenues are recognized when the performance obligation is satisfied by transferring control of the goods to customers by fulfilling the order. Control is transferred upon shipment of the goods to the customer or the pickup of the goods by the customer. Shipping and/or handling costs that occur before or after the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. E-commerce sales of goods ordered through third-party online consumer shopping portals or via the Company’s retail website are recognized upon receipt of the customer order and shipment of the goods, which generally occur the same day. Wholesale revenues are recorded when title passes and risk of loss is transferred to the customer, which is generally at shipping point. Retail revenues are also recorded when title passes and risk of loss is transferred to the customer, which is at shipping point or in some instances upon customer pickup of the order.

Revenues, which includes shipping and handling charges billed to the customer, are reported net of any applicable discounts, returns, allowances, and other costs. The majority of the Company’s revenues are billed via credit card upon order by the customer. A receivable will be recorded for amounts that have been fulfilled by third-party online portals and reported to the Company, but remittance from the third-party online portals has not yet been received. For those revenues in which the customer is invoiced, the amounts billed and due from customers are classified as receivables and generally require payment on a short-term basis; therefore, the Company does not have any significant financing components.

Contract Assets and Contract Liabilities

A contract asset represents amounts that are unbilled due to agreed-upon contractual terms in which billing occurs subsequent to revenue recognition. A contract liability represents amounts that have been invoiced to the customer for which the Company has the right to invoice (and for which payment was received) but has not been recognized as revenues because the related products or services have not been transferred to the customer. Such amounts are recognized in revenues as performance obligations are met. As of December 31, 2025 and 2024, the Company did not have any material amounts related to contract assets / unbilled receivables or contract liabilities.

Cost of Sales

Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, direct and allocated labor, merchandise and inbound shipping costs, import costs, quality control activities, third-party inspection activities, buying/sourcing agent commissions, depreciation of equipment, and provisions for inventory shrinkage and reserves.

Shipping and Handling Expenses

Costs of shipping and handling related to sales are included in cost of sales in the statements of operations. Shipping and handling costs were $17,537,223 and $14,822,697 for the years ended December 31, 2025 and 2024, respectively. Income generated from shipping costs billed through to customers are included in sales, net in the statements of operations. Shipping income totaled $263,683 and $1,141,783 for the years ended December 31, 2025 and 2024, respectively.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses include salaries and benefits, travel and entertainment, professional fees, advertising, marketing, sample expenses, facilities, occupancy costs, fulfillment and distribution costs, out-bound shipping costs, and bad debt expenses.

Advertising and Marketing Expenses

Advertising and marketing costs are expensed as incurred and are included in selling, general and administrative expenses in the statements of operations. Advertising and marketing costs were $7,702,899 and $5,616,395 for the years ended December 31, 2025 and 2024, respectively.

Income Taxes

The Company has elected to be treated as a limited liability company for federal and state income tax purposes. Consequently, the Company does not pay or provide for federal income taxes. Members are taxed individually on their shares of the Company’s earnings or losses. For state purposes, the Company pays a tax based on its gross receipts, which is recorded in selling, general and administrative expenses in the accompanying statements of operations. The Company’s net income or loss is allocated among the members in accordance with the Limited Liability Company Operating Agreement (the "LLC Agreement") dated July 1, 2014.

The Company accounts for uncertain tax positions in accordance with the ASC 740, Income Taxes (“ASC 740”). ASC 740 prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and required disclosures. The Company’s policy is to recognize potential interest and penalties related to uncertain tax positions as a component of income tax expense.

The Company files tax returns in the U.S. federal and state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three to four years from the filing of a tax return.

Concentration of Risk

Cash and cash equivalents are exposed to concentrations of credit risk. The Company deposits cash with institutions believed to have highly valuable and defensible business franchises, strong financial fundamentals, and predictable and stable operating environments. The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company maintains cash deposits in federally insured financial institutions in excess of federally insured limits. The Company believes that the financial institution holding its cash is financially sound and, therefore, minimal credit risk exists with respect to these balances.

For each customer representing 10% or more of the Company’s total receivables, the following table summarizes its receivables as a percentage of total receivables for each applicable period:

	December 31,
	2025	2024
Receivables as a percent of total receivables for:
Customer A	26%	16%
Customer B	29%	23%
Customer C	17%	24%
Customer D	21%	26%

There were no individual end-customer representing more than 10% of the Company’s total net sales for the years ended December 31, 2025 and 2024.

Recently Issued Accounting Pronouncements

In March 2024, the FASB issued ASU 2024-01, Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies how to determine whether profits interest and similar awards should be accounted for as share-based payment arrangements that is within the scope of ASC 718, Compensation – Stock Compensation. The ASU is effective in reporting periods beginning after December 15, 2024, on a prospective or retrospective basis. Early adoption is permitted. The Company adopted ASU 2024-01 effective January 1, 2025 and the adoption of this standard did not have a material impact on the Company’s financial statements and related disclosures.

In May 2025, the FASB issued ASU No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in ASC Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with ASC Topic 606 and ASC Topic 718: Compensation—Stock Compensation. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurements of Credit Losses for Accounts Receivable and Contract Assets. This ASU provides a practical expedient and an accounting policy election related to the estimation of expected credit losses on current accounts receivable and/or current contract assets arising from transactions under Topic 606. The ASU provides a practical expedient that permits an entity to assume that current economic conditions as of the balance sheet date do not change for the remaining life of the asset. Further, the ASU allows an entity, other than a public business entity, that elects the practical expedient to make an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses. The ASU is effective in reporting periods beginning after December 15, 2025, on a prospective basis. Early adoption is permitted. The Company is currently assessing the impact upon adoption of this standard on the financial statements and related disclosures.

Note 3 – Inventories, net

The following table presents the components of inventories, net of reserves:

	December 31,
	2025	2024

Raw materials	$9,187,241	$5,419,327
Finished goods	5,644,647	3,748,713
Total inventories, net	$14,831,888	$9,168,040

The Company periodically reviews the value of items in inventory and provides write-offs of inventory based on current market assessment, which are charged to cost of sales in the statements of operations. For the years ended December 31, 2025 and 2024, the Company recorded $353,941 and $173,356, respectively, of costs related to the disposal of and reserve for excess, obsolete, and discontinued inventories included in costs of sales.

Note 4 – Property and Equipment, net

Property and equipment, net was comprised of the following:

	December 31,
	2025	2024

Computers and software	$452,963	$449,583
Furniture and office equipment	40,418	40,418
Equipment	3,217,196	3,155,114
Leasehold improvements	658,584	657,501
Total property and equipment	4,369,161	4,302,616
Less accumulated depreciation and amortization	(2,067,862)	(1,719,754)
Construction in progress	281,900	–
Total property and equipment, net	$2,583,199	$2,582,862

For the years ended December 31, 2025 and 2024, total depreciation and amortization expense was $348,108 and $367,823, respectively, of which, $274,104 and $290,194, respectively was included in cost of sales and $74,004 and $77,629, respectively, was included in operating expenses on the accompanying statements of operations.

Note 5 – Composition of Certain Balance Sheet Items

The following table presents the components of prepaid expenses and other current assets:

	December 31,
	2025	2024

Services	$658,806	$202,644
Freight	84,040	133,717
Insurance	30,605	27,721
Software license	25,515	26,234
Other	7,302	40,392
Prepaid expenses and other current assets	$806,268	$430,708

The following table presents the components of accrued expenses:

	December 31,
	2025	2024

Performance unit liability	$3,473,017	$3,267,357
Accrued uncertain tax positions	822,673	460,759
Operating expenses	398,308	490,532
Accrued sales taxes	248,313	157,818
Payroll compensation and benefits	39,301	148,717
Accrued inventory	7,541	321,206
Other	18,177	11,463
Accrued expenses	$5,007,330	$4,857,852

Note 6 – Leases

The Company has a non-cancellable operating lease agreement for an approximately 115,000 square foot warehouse in Fort Worth, Texas. The lease commenced on September 1, 2021 and expires on August 31, 2031. As of December 31, 2025 and 2024, the weighted-average remaining lease term was 5.67 years and 6.67 years, respectively. As of December 31, 2025 and 2024, the weighted-average discount rate used to measure the operating lease liabilities was 6.00%. As the lease did not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Cash paid for amounts included in the measurement of operating lease liabilities was $691,680 and $680,190 for the years ended December 31, 2025 and 2024, respectively.

Future minimum payments and information related to the operating lease liabilities are as follows:

2026	$714,659
2027	726,532
2028	750,277
2029	762,916
2030	788,193
Thereafter	525,462
Total undiscounted operating lease payments	4,268,039
Less: imputed interest	(652,505)
Total operating lease liabilities	3,615,534
Less: current portion of operating lease liabilities	(515,319)
Operating lease liabilities, net of current portion	$3,100,215

The following table summarizes the total lease costs:

	Years Ended December 31,
	2025	2024

Operating lease costs	$718,621	$718,621
Variable lease costs	357,849	319,897
Short term lease costs	2,700	2,700
Total lease costs	$1,079,170	$1,041,218

Note 7 – Revolving Line of Credit

Prior to October 2024, the Company maintained a $3,000,000 revolving line of credit with a financial institution that was to mature on October 25, 2024. On October 4, 2024, the Company increased its line of credit from $3,000,000 to $4,000,000, extended the maturity date from October 25, 2024 to October 4, 2025, with interest set at a base rate of 8.00% per annum. On October 17, 2025, the Company increased its line of credit from $4,000,000 to $7,000,000, extended the maturity date from October 4, 2025 to October 17, 2026 and set interest at a base rate of 7.25% per annum. The revolving line of credit is collateralized by substantially all of the assets of the Company. The agreement requires compliance with certain financial covenants.

The Company will repay the outstanding balance in one payment of all outstanding principal plus all accrued unpaid interest on October 17, 2026. In addition, the Company will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning on November 1, 2025, with all subsequent interest payments to be due on the same day of each month after that. As of December 31, 2025 and 2024, the outstanding balance on the revolving line of credit was $5,550,000 and $1,750,000, respectively. For the years ended December 31, 2025 and 2024, the Company incurred interest expense of $219,132, and $66,153, respectively, which is included in the accompanying statements of operations.

Note 8 – Notes Payable

Term Loan

On August 1, 2021, the Company entered into a term loan note payable of $3,441,534 with a financial institution that matures on August 1, 2031. The note bears interest at a base rate of 5.50%. The note requires monthly principal and interest payments, with the outstanding balance due upon maturity. The note is collateralized by substantially all of the assets of the Company. The agreement requires compliance with certain financial covenants. As of December 31, 2025 and 2024, the outstanding balance on the term loan notes payable was $2,170,440 and $2,490,083, respectively. For the years ended December 31, 2025 and 2024, the Company incurred interest expense of $128,965, and $146,422, respectively, which is included in the accompanying statements of operations.

As of December 31, 2025 and 2024, the fair value of the term loan was determined to be $2,050,571 and $2,328,133, respectively, assuming a market interest rate of 7.75% as the key input. Because the Company's term loans are not traded in an active market, the fair value of the term loan was estimated using a discounted cash flow analysis, which discounts the contractual cash flows of each instrument using market interest rates currently available to the Company for similar debt instruments with comparable maturities and credit profiles. Significant inputs utilized in the valuation included: a discount rate based on estimated market interest rates (benchmark interest rates) that reflect the yield expected by market participants for debt instruments with similar terms; the remaining maturity, and the Company’s current credit standing as well as any credit spread adjustment (if any) for the specific credit risk premium associated with the borrower. This approach is classified as Level 3 within the fair value hierarchy established under ASC 820, as the inputs are unobservable and require significant management judgment, including estimates of the Company's current incremental borrowing rate. The fair value is then derived by discounting the future scheduled cash flows (principal and interest). Changes in market interest rates, credit spreads, and the Company's own credit risk could cause the fair value of the term loans to differ materially from their carrying values in future periods.

Equipment Loan

On October 1, 2025, the Company entered into an equipment loan note payable of $281,900 with a financial institution that matures on October 1, 2035. The note bears interest at a base rate of 7.50%. The note requires monthly principal and interest payments, with the outstanding balance due upon maturity. The note is collateralized by substantially all of the assets of the Company. The agreement requires compliance with certain financial covenants. As of December 31, 2025, the outstanding balance on the equipment loan notes payable was $278,740. For the year ended December 31, 2025, the Company incurred interest expense of $3,524, which is included in the accompanying statements of operations.

Below are the Company’s future term and equipment loan note payable payments as of December 31, 2025:

2026	$357,325
2027	377,844
2028	399,351
2029	422,649
2030	447,029
Thereafter	444,982
Total	2,449,180
Less: current portion of notes payable	(357,325)
Notes payable, net of current portion	$2,091,855

Note 9 – Members’ Equity

General Structure and Governance

The Company's equity and operating governance are regulated by the provisions of its LLC Agreement. The Company has authorized and issued a single class of membership units and all holders of the membership units are referred to herein as “Members”. All issued units carry identical rights, privileges, preferences, restrictions, and voting capabilities. As of December 31, 2025, and 2024, the ownership of the Company was allocated between the four Members.

Capital Accounts and Allocations

The Company maintains an individual capital account for each Member. The following outlines some of the relevant terms of the LLC Agreement:

•	Board of Directors: The board of directors (“Board”) is comprised of the three founding Members.
•

Contributions: All Members have contributed initial contributions based on the LLC Agreement. Members are not obligated to make any additional contributions and any additional contributions that are made, require the written consent of all Members.

•	Capital Accounts: Members are not entitled to interest on account of their contributions.
•	Profits and Losses: Net income and net losses are allocated to the Members accounts at the end of each annual period, in proportion to their percentage of unit ownership.
•

Distributions: Cash distributions, if and when determined by the board of directors, of available operating funds shall be made to the Members in proportion to their percentage of unit ownership, subject to the maintenance of sufficient working capital as determined by the Board.

•	Management of the Company: Except as otherwise provided in the LLC Agreement, all decisions relating to the management of the Company, require the majority of the Board.
•

Transfer of Member Interest: The Agreement places strict restrictions on the transferability of membership units. No member may sell, assign, pledge, or transfer units without the prior written consent of a majority of the other members. The remaining Members retain a right of first refusal to purchase any units offered for sale at fair market value before they can be transferred to a third party.

•

Liquidating Proceeds: Upon winding up or liquidation of the Company, assets will be distributed first to satisfy Company liabilities, and then to members in accordance with their positive capital account balances.

Distributions

During the years ended December 31, 2025 and 2024, the Company made distributions to the Members, amounting to $723,476 and $2,255,165, respectively. These distributions were made for income tax purposes, as permitted and under the LLC Agreement. The committee of the board of directors administrating the performance unit plan, at their sole discretion, deemed that these distributions were not considered to be a triggering event requiring a phantom distribution payment.

Note 10 – Employee Benefits and Compensation

The Company has a 401(k) plan covering all eligible employees meeting certain age requirements. The plan provides for safe harbor matching and discretionary contributions. The total contributions to the plan by the Company were $103,658 and $95,380, for the years ended December 31, 2025 and 2024, respectively. As of December 31, 2025 and 2024, there were no amounts of employer 401(k) contribution liabilities included in accrued expenses (compensation and benefits) on the balance sheets.

Performance Unit Awards

The Company provides performance unit awards, pursuant to the performance unit plan (“the Plan”) under which eligible employees and directors may be granted performance unit awards that provide the recipient the right to receive a phantom distribution payment, upon a qualified distribution to Members of the Company; or a cash payment upon the consummation of a qualifying change-in-control transaction. Performance unit awards do not represent equity or ownership interests in the Company and do not convey voting, distribution, or management rights. Payments would be based on the earned and non-forfeited performance units held by the award recipient. Performance unit awards generally vest over time based on the award recipients' continuous service over a contractual service period, ranging from three to five years. However unearned performance units generally vest upon the occurrence of a qualifying change-in-control transaction, provided that the participant remains in continuous service with the Company through the transaction.

Under the Plan, a participant is entitled to receive a phantom distribution cash payment equal to their individual dividend equivalent percentage multiplied by the amount of eligible distributions. Also under the Plan, a participant is entitled to receive a change-in-control cash payment equal to the fair market value of a membership interest in the Company, as defined in the plan agreement, multiplied by each participant’s individual dividend equivalent percentage.

A total of 1,255 performance unit awards were issued from 2017 to 2020, of which 830 performance units were earned and non-forfeitable (i.e., vested) as of December 31, 2025 and 2024. The Company has not recognized any compensation expense during the years ended December 31, 2025 and 2024, for the phantom distributions, as no qualifying distributions were made to any Members. The Company records a performance unit liability, included in accrued expenses in the accompanying balance sheets, at each period end for the estimated fair value of the change in control payment for vested awards with a corresponding adjustment to performance unit compensation costs in the accompanying statement of operations. The performance unit liability was estimated at each balance sheet date using Level 3 inputs in the fair value hierarchy; principally using a market-based approach based on a Company-specific EBITDA multiple calculated based on recent acquisition transactions and considering the EBITDA multiples of a set of comparable companies. The inputs included the following:

●	EBITDA of the Company for the years ended December 31, 2025, 2024 and 2023;
●

The annual growth rate for the average EBITDA multiple of a set of comparable companies for the years ended December 31, 2025, 2024 and 2023. These multiples averaged 11.1, 12.4 and 14.7 for the years 2025, 2024 and 2023, respectively.

The Company has recognized compensation costs for the 830 vested performance units of $205,660 and ($218,299) for the years ended December 31, 2025 and 2024, respectively. The value of the estimated performance unit liability was as follows:

Balance at January 1, 2024	$3,485,656
Change in estimated performance unit liability	(218,299)
Balance at December 31, 2024	3,267,357
Change in estimated performance unit liability	205,660
Balance at December 31, 2025	$3,473,017

Note 11 – Revenue

The Company disaggregates its revenue from the sale of goods to customers as E-commerce revenue, foodservice revenue, Brick & Mortar revenue, and Other. The Company has determined that disaggregating revenue into these categories best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

	December 31,
	2025	2024

E-commerce revenue	$47,730,576	$36,920,608
Foodservice revenue	11,995,938	11,063,875
Brick & mortar revenue	5,815,844	3,413,002
Other	262,593	654,006
Total sales, net	$65,804,951	$52,051,491

The Company’s revenues were generated from customers located in the United States. As of December 31, 2025, there were no aggregate amount of the transaction price allocated to unsatisfied performance obligations.

Note 12 – Income Taxes

The Company is organized as a limited liability company and has elected to be treated as an S-Corp for federal and state income tax purposes. Consequently, the Company pays no federal or state corporate income taxes. Instead, the Company's net taxable income or loss flows through directly to its individual members, who are responsible for reporting their respective shares of the Company’s taxable income or loss on their individual or corporate income tax returns.

The Company evaluates its tax positions in accordance with ASC 740 and has determined uncertain tax positions exist as of December 31, 2025 and 2024. The following table summarizes the liability of uncertain tax positions that has been recognized at December 31, 2025 and 2024:

Balance at January 1, 2024	$186,405
Changes in balances related to uncertain tax positions	274,354
Balance at December 31, 2024	460,759
Changes in balances related to uncertain tax positions	361,914
Balance at December 31, 2025	$822,673

The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. As of December 31, 2025, and 2024, the Company had approximately $288,297 and $166,857 of accrued interest and penalties, respectively. The Company recognized interest and penalties of $121,440 and $95,237 in income tax expense in the accompanying statements of operations for the years ended December 31, 2025, and 2024, respectively.

Note 13 – Related Party Transactions

Chief Executive Officer (CEO)

On June 27, 2023, the Company entered into a member loan agreement with the Company’s CEO (related party) with a maturity date of June 30, 2024. The principal amount of the member loan was $210,000 with interest rate based on the prime rate plus 1.00% interest, which is paid-in-kind. The Company can make monthly payments of interest only on the outstanding principal balance commencing on July 1, 2023. The monthly interest payments will continue until the maturity date or until principal is fully repaid, whichever occurs first. The Company can choose to defer making interest payments and accrue interest payments to the principal balance for the term of the loan that will be repaid at the maturity date, which they have elected to do. The Company can repay the outstanding principal balance at any time without penalty.

On July 31, 2024, the Company modified the terms of the member loan agreement with the Company’s CEO for the following: extended the maturity date to July 31, 2025, the principal amount of the member loan was $801,186 with interest rate was based on prime rate, which is paid-in-kind. The Company can make monthly payments of interest only on the outstanding principal balance commencing on August 1, 2024. All other terms remained the same. The paid-in-kind interest will be accrued as part of the outstanding principal balance of the loan.

On July 31, 2025, the Company modified the terms of the member loan agreement with the Company’s CEO for the following: extended the maturity date to July 31, 2026 and the interest rate was set at 8.50% per annum, paid-in-kind, compounded on a quarterly basis. The Company can make monthly payments of interest only on the outstanding principal balance commencing on August 1, 2025. All other terms remained the same. The paid-in-kind interest will be accrued as part of the outstanding principal balance of the loan. As of December 31, 2025 and 2024, the outstanding balances on the CEO member loan were $872,285 and $830,143, respectively. For the years ended December 31, 2025 and 2024, the Company made payments to the member of $30,000 and $0, respectively. For the years ended December 31, 2025 and 2024, the Company recorded paid-in-kind interest of $74,890 and $38,728, respectively.

Managing Partner

On August 19, 2024, the Company entered into a member loan agreement with the Company’s Managing Partner (related party) with a maturity date of August 19, 2025. The principal amount of the member loan was $250,000 with interest rate based on the prime rate, which is paid-in-kind. The Company can make monthly payments of interest only on the outstanding principal balance commencing on August 19, 2024. The monthly interest payments will continue until the maturity date or until principal is fully repaid, whichever occurs first. The Company can choose to defer making interest payments and accrue interest payments to the principal balance for the term of the loan that will be repaid at the maturity date, which they have elected to do. The Company can repay the outstanding principal balance at any time without penalty.

On August 19, 2025, the Company modified the terms of the member loan agreement with the Company’s Managing Partner for the following: extended the maturity date to August 19, 2026 and the interest rate was set at 8.50% per annum, paid-in-kind, compounded on a quarterly basis. The Company can make monthly payments of interest only on the outstanding principal balance commencing on August 19, 2025. The paid-in-kind interest will be accrued as part of the outstanding principal balance of the loan. As of December 31, 2025 and 2024, the outstanding balances on the Managing Partner member loan were $252,450 and $257,957. For the years ended December 31, 2025 and 2024, the Company made payments to the member of $31,105 and $0, respectively. For the years ended December 31, 2025 and 2024, the Company recorded paid-in-kind interest of $22,850 and $9,335, respectively.

Based on the nature of the member loans and economic substance of the transaction, the Company has presented the member loans as a liability, as the loans represent the Company’s financial obligations. Additionally, the transaction represented debt based on the Company’s formal written signed agreements and amendments with the members, terms of the arrangement, specific defined terms in the agreement with principal, interest, maturity date, and timing of loan payoff.

Bonus Payments

In December 2025 and 2024, bonus payments totaling $1,475,115 and $946,237, respectively, were made to the CEO and Managing Partner (the “Recipients”), which were recorded in selling, general and administrative expenses in the accompanying statement of operations. These payments were made to satisfy the safe-harbor withholding tax payments of the Recipients. Because the federal taxes were fully withheld from the payments, the net amount of the bonus payments received by the Recipients was $0 in both 2025 and 2024.

Note 14 – Commitments and Contingencies

In the normal course of operations, the Company may be subject to claims, possible claims, and litigations from customers, suppliers, and other parties. Although management believes that it has adequately provided for the matters identified, the final outcome with respect to these matters, or with respect to future matters, cannot be predicted with certainty; therefore, there can be no assurance that their resolution will not have a material adverse effect on the Company’s financial position or results of operations in a particular fiscal year.

Note 15 - Subsequent Events

The Company has evaluated subsequent events that have occurred after the balance sheet date of December 31, 2025, through July 6, 2026, the date these financial statements were available to be issued.

On April 21, 2026, pursuant to a Security Purchase Agreement between the Company, Superfoods Seller LLC and Laird Superfood, Inc. (“Laird”), the Company was acquired and became a wholly-owned subsidiary of Laird (the “Terrasoul Acquisition”). Laird is a public registrant in the United States that creates clean, functional foods, many of which incorporate adaptogens which may be beneficial in reducing stress, improving energy levels, enhancing mental performance, mood regulation, and immune system support. Laird’s primary products include (i) coffee creamers, (ii) coffee, tea, and hot chocolate products, (iii) hydration and beverage enhancing products, and (iv) snacks and other food items.

The aggregate consideration for the Terrasoul Acquisition consists of (i) $48,000,000 in cash paid at closing, subject to customary post-closing purchase price adjustments, and (ii) contingent consideration of up to $5,000,000 payable in cash upon the achievement of specified contribution margin performance milestones during the 2026 calendar year.

Upon the closing of the transaction, the Company repaid all of the then outstanding amounts due under the revolving line of credit, notes payable and member's loan debt balances, aggregating approximately $9,064,039. Additionally, payments were made to those individuals who held vested and non-forfeitable performance unit awards aggregating approximately $2,882,197.